EXHIBIT 10

PURCHASE AND SALE AGREEMENT

AND JOINT ESCROW INSTRUCTIONS

By and Between

JENNY CRAIG OPERATIONS, INC.,
a California corporation

as Seller

and

NATIONAL UNIVERSITY,
a California non-profit, public benefit corporation

as Buyer

Dated as of June 12, 2001

PURCHASE AND SALE AGREEMENT

AND JOINT ESCROW INSTRUCTIONS

     THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (“Agreement”) is made as of June 12, 2001 (“Effective Date”), by and between Jenny Craig Operations, Inc., a California corporation (“Seller”) and National University, a California non-profit, public benefit corporation (“Buyer”).

RECITALS

     A. Seller desires to sell and Buyer desires to buy the Property, subject to satisfaction of the conditions contained herein.

     NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, Buyer and Seller agree as follows:

AGREEMENT

     1. Certain Basic Definitions.

     For purposes of this Agreement, the following terms shall have the following definitions:

          1.1 “Brokers” means John Burcher Real Estate and Burnham Real Estate Services.

          1.2 “Closing Date” means the day fifteen (15) days after expiration of the Due Diligence Period.

          1.3 “Contracts” means all right, title and interest of Seller, if any, in and to any licenses, permits, contracts, and agreements in effect as of the Close of Escrow relating to the Property.

          1.4 “Deposit” means the sum of Five Hundred Thousand Dollars ($500,000.00).

          1.5 “Due Diligence Period” means the period ending at 5:00 p.m. P.S.T. on the day which is thirty (30) days from the Effective Date.

          1.6 “Escrow Holder” means First American Title Insurance Company.

          1.7 “Lease” means that certain Lease to be effective as of the Closing Date between Seller and Buyer providing for Seller’s leaseback of the Property, as more particularly set forth in the Lease attached hereto as Exhibit “A” and incorporated herein by reference.

          1.8 “Permitted Exceptions” means and includes all of the following: (a) applicable zoning and building ordinances and land use regulations; (b) all encumbrances, covenants, conditions, restrictions, easements and other matters of record approved by Buyer (except to the extent that the same are caused or suffered by the acts or omissions of Seller and are placed of record after the date hereof); (c) such exceptions to title as are listed on Schedule B of the Title Report (including the Title Company’s standard printed exceptions) approved by Buyer; (d) such state of facts as disclosed in any survey performed by Buyer at its sole cost and expense and approved by Buyer; (e) such state of facts as would be disclosed by a physical inspection of accessible areas of the Property; (f) the lien of real property taxes and assessments not yet due and payable; (g) any exceptions other than physical encroachments caused by Buyer, its agents, representatives or employees; and (h) such other exceptions as the Title Company shall commit to insure over and to commit to hereafter insure over as to future lenders, buyers and tenants, with endorsements (at Buyer’s sole cost and expense) reasonably satisfactory to Buyer, without any additional cost to Buyer or its future lenders, buyers or tenants, whether such insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise. Notwithstanding any provision to the contrary contained in this Agreement or any of the documents to be executed in connection herewith or pursuant hereto, any or all of the Permitted Exceptions may be omitted by Seller in the Grant Deed without giving rise to any liability of Seller, irrespective of any covenant or warranty of Seller contained in the Grant Deed (which provisions shall survive the Close of Escrow and not be merged therein).

          1.9 “Property” means the real property located at 11355 North Torrey Pines Road, La Jolla, California 92037, and more particularly described in Exhibit “B” attached hereto and incorporated herein by this reference, together with the improvements located thereon and appurtenances thereto, including, without limitation, cafeteria kitchen equipment and appliances, emergency power generator, secretarial bays, the HVAC, mechanical, plumbing, and electrical systems used in the operation of the Property, data and telephone network wiring within and between walls and floors up to patch panel or wall drop, bar refrigerators, audio visual equipment in the two audio visual rooms and the security system. Seller and Buyer agree that the term “Property” shall not include any personal property or trade fixtures owned by Seller located at the Property and used in connection with the ownership, management or operation of the Property. None of such personal property or trade fixtures, including, without limitation, all other movable appliances, tools, machinery, supplies, building materials, artwork, signage, computer equipment, computer equipment racks, cubicles (and cubicle furniture), modular furniture, battery (universal power source), roof antennas for cellular phones, computer and telephone cabling outside of walls (including cabling in false floor in computer room), data network hubs and switches and other tangible personal property shall be transferred to Buyer or included in the Purchase Price.

          1.10 “Purchase Price” means Twenty-One Million Dollars ($21,000,000.00).

          1.11 “Title Company” means First American Title Insurance Company.

     2. Sale of Property; Purchase Price.

          2.1 Sale of Property. Seller shall sell the Property to Buyer, and Buyer shall purchase the Property from Seller, for the Purchase Price on the terms and conditions of this Agreement.

          2.2 Purchase Price. The Purchase Price shall be payable as follows:

                2.2.1 Deposit. Concurrently with the execution of this Agreement by Buyer, Buyer shall deliver to Escrow Holder the Deposit in the form of a wire transfer or cash or cashier’s check drawn on good and sufficient funds on a federally insured bank in the State of California and made payable to the order of Escrow Holder. If Buyer disapproves of the results of its investigation of the Property prior to the expiration of the Due Diligence Period and notifies Seller in writing that it is terminating this Agreement by such date, the Deposit, plus any accrued interest thereon, less one half of any escrow cancellation fees shall be refunded to Buyer. Upon the expiration of the Due Diligence Period forth in Section 3.3.5 below, the Deposit shall be deemed non-refundable and released to Seller without further instruction to Escrow Holder unless Buyer has disapproved the results of its investigation by the expiration of the Due Diligence Period. Except as specifically set forth in this Agreement, the Deposit shall be non-refundable and shall either be applied toward the payment of the Purchase Price on the Close of Escrow or retained by Seller if the Close of Escrow does not occur for any reason other than a default by Seller, the failure of a condition to the Close of Escrow benefitting Buyer set forth in Section 3.3 below, or termination of the Agreement pursuant to Section 8 below.

                2.2.2 Balance. Buyer shall deposit into Escrow an amount (“Cash Balance”), in immediately available federal funds equal to the Purchase Price minus the Deposit and increased or decreased as applicable by the amount of any credits or debits due or any items chargeable or creditable to Buyer under this Agreement. Buyer shall deposit the Cash Balance into Escrow no later than one (1) business day before the Closing Date or such earlier date as may be required by the Escrow Holder under applicable law such that Escrow Holder will be in a position to disburse the cash proceeds to Seller on the Closing Date.

                2.2.3 Early Deposit. Anything in this Section 2.2 to the contrary notwithstanding, if, at the end of the Due Diligence Period, Buyer deposits with Escrow the Cash Balance and all documents and funds required by Escrow Holder of Buyer in order to close the Escrow from Buyer’s standpoint, the Deposit shall not be released to Seller, and Escrow Holder shall proceed to close the Escrow as soon as Seller deposits such funds and documents required by Escrow Holder of Seller herein.

          2.3 Interest. At the request of Buyer, all funds received from or for the account of Buyer shall be deposited by Escrow Holder in an interest-bearing account for the benefit of Buyer with a federally insured state or national bank located in California.

     3. Closing.

          3.1 Escrow. Upon the execution of this Agreement by Buyer and Seller, and the acceptance of this Agreement by Escrow Holder in writing, this Agreement shall constitute the joint escrow instructions of Buyer and Seller to Escrow Holder to open an escrow (“Escrow”) for the consummation of the sale of the Property to Buyer pursuant to the terms of this Agreement. Upon Escrow Holder’s receipt of the Deposit and Escrow Holder’s written acceptance of this Agreement, Escrow Holder is authorized to act in accordance with the terms of this Agreement. Buyer and Seller shall execute Escrow Holder’s general escrow instructions upon request; provided, however, that if there is any conflict or inconsistency between such general escrow instructions and this Agreement, this Agreement shall control. Upon the Close of Escrow, Escrow Holder shall pay any sum owed to Seller with immediately available federal funds.

          3.2 Closing Date. The Close of Escrow shall be the date upon which the Grant Deed (as defined below) is recorded in the Official Records of San Diego County, California. The Close of Escrow shall occur on or before the Closing Date.

          3.3 Buyer’s Conditions to Closing. The Close of Escrow is subject to and contingent on the satisfaction of the following conditions or the waiver of same by Buyer:

                3.3.1 Inspections and Due Diligence Materials. Buyer’s approval of the Contracts, the physical condition of the Property and the “Due Diligence Materials” (as defined in Section 5.6 below) at Buyer’s sole cost and expense prior to the expiration of the Due Diligence Period.

                3.3.2 Title Policy. The Title Company’s commitment to issue or the issuance of the Title Policy (as defined herein in Section 4) complying with the requirements of Section 1.8(h) above regarding endorsements by Escrow Holder without charge as to lenders, buyers and tenants and Section 4 below and the Title Company’s commitment to issue to Buyer’s lender a lender’s policy in form and substance reasonably satisfactory to Buyer’s lender.

                3.3.3 Covenants. Seller having performed and satisfied all agreements and covenants required hereby to be performed by Seller prior to or at the Close of Escrow.

                3.3.4 Representations and Warranties. All representations and warranties of Seller contained in this Agreement shall be true and correct as of the date made and as of the Close of Escrow with the same effect as though such representations and warranties were made at and as of the Close of Escrow.

                3.3.5 Bankruptcy. No action or proceeding shall have been commenced by or against Seller under the federal bankruptcy code or any state law for the relief of debtors or for the enforcement of the rights of creditors and no attachment, execution, lien or levy shall have attached to or been issued with respect to the Property or any portion thereof.

                3.3.6 Payment of Personal Property Taxes. Escrow Holder shall pay, at Close of Escrow, with funds otherwise payable to Seller hereunder, all personal property taxes and assessments with respect to personal property located at the Property. Within ten (10) days after the opening of Escrow, Seller shall provide a copy of the current personal property tax bill to Escrow Holder.

          3.4 Buyer’s Approval Procedure. Buyer shall notify Seller of Buyer’s disapproval, if at all, of the matters described in Sections 3, 4 and 5 of this Agreement by written notice delivered to Seller and Escrow Holder by the date set forth for disapproval thereof or if no date is indicated, then the deadline for disapproval shall be the expiration of the Due Diligence Period. Buyer’s failure to disapprove any of the matters described in Sections 3, 4 and 5 by such date in the manner described therein shall be deemed Buyer’s approval and/or waiver of such matter.

          3.5 Seller’s Conditions to Closing. The obligations of Seller to consummate the transactions provided for herein are subject to and contingent upon the satisfaction of the following conditions or the waiver of same by Seller in writing:

                3.5.1 Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and correct as of the date made and as of the Close of Escrow with the same effect as though such representations and warranties were made at and as of the Close of Escrow.

                3.5.2 Covenants. Buyer shall have performed and satisfied all agreements and covenants required hereby to be performed by Buyer prior to or at the Close of Escrow.

          3.6 Seller’s Approval Procedure. Seller shall notify Buyer of Seller’s disapproval, if at all, of the matters described in Section 3.5.1 and 3.5.2 of this Agreement by written notice delivered to Buyer and Escrow Holder prior to the Closing Date. Seller’s failure to disapprove any of the matters described in Section 3.5 by such date in the manner described therein shall be deemed Seller’s approval and waiver of such matter.

          3.7 Possession of Property After Close of Escrow. Seller shall be entitled to remain in possession of the Property immediately after Close of Escrow pursuant to the terms of the Lease.

     4. Title Matters.

          4.1 Preliminary Report. As soon as possible after the execution of this Agreement by Buyer and Seller, Seller shall endeavor to cause the Title Company to deliver to Buyer a current preliminary report (the “Preliminary Report”) for the Property showing the status of title to the Property as of the date of the Preliminary Report, together with legible and complete copies of the underlying exceptions disclosed on Schedule B of such Preliminary Report (“Title Documents”). The Buyer shall have until fifteen (15) days after receipt of the Preliminary Report and all Title Documents (the “Title Review Period”) within which to give written notice to the Seller and Escrow Holder of any unacceptable exceptions to the Preliminary Report, which disapproval notice shall indicate Buyer’s specific grounds for disapproval. If any supplement or amendment to the Preliminary Report is issued and shows any additional exception to title, including any results from any survey conducted by Buyer (which is other than any Permitted Exception and which materially adversely affects Buyer’s title, in Buyer’s sole discretion), the Buyer shall have until the later of the Title Review Period or five (5) business days from the date such supplement or amendment to the Preliminary Report together with legible and complete copies of underlying documents in connection therewith are provided to Buyer (the “Extended Title Review Period”) within which to give to the Seller written notice of disapproval of such additional exception to title. Any exceptions which are timely disapproved of by Buyer pursuant to this Section 4.1 shall be herein collectively called the “Title Objections.”

          If Buyer fails to give notice of disapproval to the Seller within the relevant Title Review Period or Extended Title Review Period, as the case may be, then the Buyer shall conclusively be deemed to have approved the status of title as shown by the Preliminary Report, Title Documents and any supplement or amendment to the Preliminary Report, including any additional or modified Title Documents. If the Buyer gives to the Seller written notice of disapproval within the Title Review Period or Extended Title Review Period, as the case may be, then, at Seller’s sole discretion, Seller may elect (but shall not be obligated) to remove, or cause to be removed at its expense, on or prior to the Close of Escrow, any Title Objections, which removal may be deemed effected by the issuance of title insurance eliminating or insuring against the effect of the Title Objections with assurances reasonably satisfactory to Buyer after issuance, without charge, of such insurance in favor of subsequent lender, buyers, and tenants of the Property.

          Seller shall notify Buyer in writing within five (5) business days after receipt of Buyer’s notice of Title Objections whether Seller elects to use its commercially reasonable efforts to attempt to remove any Title Objections (“Seller’s Title Notice”). Seller’s failure to so notify Buyer shall be deemed Seller’s election not to remove any Title Objections.

          If Seller is unable to remove or endorse over any Title Objections prior to the Close of Escrow, or if Seller elects not to remove one or more Title Objections, then, within five (5) business days after Seller’s notification to Buyer, Buyer may provide Seller with notice that it has elected to terminate this Agreement, in which event the Deposit, less one-half (1/2) of any cancellation fees of Escrow Holder, shall be paid to Buyer by Escrow Holder and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement.

          If Buyer does not timely deliver written notice of such election to terminate, then Buyer shall be deemed to waive such Title Objections, in which event such Title Objections shall be deemed Permitted Exceptions and the Close of Escrow shall occur as herein provided without any reduction of or credit against the Purchase Price.

          If Seller fails, on or before the Close of Escrow, to cure or delete as exceptions to the Title Policy (as defined below) any Title Objections as to which Seller has agreed to use commercially reasonable efforts to cure or delete in Seller’s Title Notice, Buyer, as its sole right, shall elect either (i) to waive its disapproval of such Title Objections and proceed to the Close of Escrow (whereupon such waived Title Objections shall be deemed Permitted Exceptions), or (ii) to terminate this Agreement by giving Seller and Escrow Agent written notice of such election on or before the Close of Escrow, in which event Escrow Holder shall return the Deposit, less one-half (1/2) of any cancellation fees of Escrow Holder, to Buyer. If Buyer fails to give Seller and Escrow Holder written notice of its election of (i) or (ii) above on or before the Close of Escrow, Buyer shall be deemed to have waived its disapproval of such Disapproved Items and Buyer shall proceed to the Close of Escrow in accordance with the terms of this Agreement. Seller, in any event, shall be required to discharge and remove any and all liens affecting the Property which secure an obligation to pay money and, even though Buyer does not expressly disapprove such matters, such matters shall not be Permitted Exceptions.

          4.2 Discharge of Title Objections. Subject to the limitations of Section 1.8(h) above, if on the Closing Date there are any Title Objections which Seller has elected to or is required to pay and discharge, Seller may use any portion of the Cash Balance to satisfy the same, provided Seller shall deliver to Buyer at the Close of Escrow, instruments in recordable form and sufficient to satisfy such Title Objections of record, together with the cost of recording or filing such instruments, or provided that the Title Objections are not liens, Seller shall cause the Title Company to insure over the same, without any additional cost or loss to Buyer, whether such insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise.

          4.3 Title Insurance. At the Close of Escrow, the Title Company shall issue to Buyer, at Seller’s sole cost and expense, a CLTA (or ALTA [1992] with Western Regional Exceptions) Owner’s policy of Standard Coverage Owner’s Form of title insurance (the “Title Policy”), in the amount of the Purchase Price, insuring that title to the Property is vested in Buyer subject only to the Permitted Exceptions. Buyer shall have the right to procure an ALTA Extended Coverage Owner’s Policy of Title Insurance (“ALTA Policy”) as long as the issuance of the ALTA Policy does not delay or extend the Closing Date. Buyer shall pay for the increased cost of such ALTA Policy, the cost of any survey that the Title Company requires for issuance of an ALTA Policy, and for the cost of any other increase in the amount or scope of title insurance if requested by Buyer. Buyer may request that the Title Company provide, at Buyer’s sole cost and expense, such endorsements (or amendments) to the Title Policy as Buyer may reasonably require, provided that (a) such endorsements (or amendments) shall be at no cost or additional liability to Seller, (b) Buyer’s obligations under this Agreement shall not be conditioned upon Buyer’s ability to obtain such endorsements and, if Buyer is unable to obtain such endorsements, Buyer shall nevertheless be obligated to proceed to close the transaction contemplated by this Agreement (the “Transaction”) without reduction of or set off against the Purchase Price, and (c) the Close of Escrow shall not be delayed as a result of Buyer’s request.

     5. Inspections.

          5.1 Notice. Buyer shall have the right to commence Buyer’s physical inspections of the Property, after Buyer’s delivery of the Deposit, and Seller’s receipt of written evidence that Buyer has procured the insurance required by Section 5.3 of this Agreement, upon twenty-four (24) hours prior written notice to Seller. Buyer’s physical inspection of the Property shall be conducted during normal business hours at times mutually acceptable to Buyer and Seller.

          5.2 Testing and Surveys. Buyer acknowledges that prior to the expiration of the Due Diligence Period: (i) Buyer has or will have, at Buyer’s sole cost and expense, conducted such surveys and inspections, and made such boring, percolation, geologic, environmental and soils tests and other studies of the Property; and (ii) Buyer has or will have had adequate opportunity to make such inspection of the Property (including an inspection for zoning, land use, environmental and other laws, regulations and restrictions) as Buyer has, in Buyer’s discretion, deemed necessary or advisable as a condition precedent to Buyer’s purchase of the Property and to determine the physical, environmental and land use characteristics of the Property (including, without limitation, its subsurface) and its suitability for Buyer’s intended use provided that Buyer shall notify Seller before contacting any governmental authorities in accordance with Section 5.6 hereof and provided further that no invasive testing, borings, removal of soil samples or removal of core samples shall be done without the prior written approval of Seller in its sole and absolute discretion; provided, however, Seller hereby consents to the performance of a Phase I environmental report, all physical due diligence inspections excluding boring for a Phase II environmental report, an ALTA survey, research with governmental entities regarding flood zone designation, zoning, seismic matters and other customary due diligence matters and no further notice or consent will be required for such matters.

          5.3 Insurance. Buyer shall obtain or cause its consultants to obtain, at Buyer’s sole cost and expense prior to commencement of any investigative activities on the Property, a policy of commercial general liability insurance in a form reasonably acceptable to Seller, covering any and all liability of Buyer and Seller with respect to or arising out of any investigative activities. Such policy of insurance shall be kept and maintained in force during the term of this Agreement and so long thereafter as necessary to cover any claims of damages suffered by persons or property resulting from any acts or omissions of Buyer, Buyer’s employees, agents, contractors, suppliers, consultants or other related parties. Such policy of insurance shall have liability limits of not less than Two Million Dollars ($2,000,000.00) combined single limit per occurrence for bodily injury, personal injury and property damage liability and shall name Seller as an additional insured.

          5.4 Indemnity. To the fullest extent permitted by law and in addition to all other indemnities provided for in law or at equity or in the documentation for the transactions described in this Agreement, Buyer shall protect, indemnify, defend and hold the Property, Seller and Seller’s officers, directors, shareholders, trustees, employees, agents, representatives, contractors, and invitees of all of the foregoing, and the heirs, executors, successors and assigns of all of the foregoing (collectively, “Seller Parties”) free and harmless from and against any and all claims, damages, liens, stop notices, liabilities, losses, costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs, resulting from Buyer’s inspection and testing of the Property, including, without limitation, repairing any and all damages to any portion of the Property, arising out of or related (directly or indirectly) to Buyer’s conducting such inspections, surveys, tests, and studies. Buyer shall keep the Property free and clear of any mechanics’ liens or materialmen’s liens related to Buyer’s right of inspection and the activities contemplated by Sections 5.1 and 5.2 of this Agreement; provided, however, Buyer shall bear no responsibility for prior existing conditions (known or unknown) at the Property. The Buyer’s indemnification obligations set forth herein shall survive the Close of Escrow and shall not be merged with the Grant Deed, and shall survive the termination of this Agreement and Escrow.

          5.5 Disclosure. It is understood that Seller does not make any representation or warranty, express or implied, as to the accuracy or completeness of any third party reports contained in Seller’s files or in the documents produced by Seller. Buyer acknowledges that Seller and Seller’s affiliates shall have no responsibility for the contents and accuracy of such disclosures, and Buyer agrees that the obligations of Seller in connection with the purchase of the Property shall be governed by this Agreement irrespective of the contents of any such disclosures or the timing or delivery thereof

          5.6 Due Diligence. Buyer shall review for approval all Due Diligence Materials (as defined below) within the Due Diligence Period. Seller shall make available to Buyer for Buyer’s review and photocopying (at Buyer’s sole cost and expense) copies of any and all of the documents and information in the possession of Seller related to the Property, provided such documents are not confidential, proprietary or privileged (“Due Diligence Materials”), including, without limitation, all materials in the possession of Seller, its broker and, to the extent not privileged, its attorneys which were provided to Seller when Seller purchased the Property from M&S Balanced Property Fund; provided, however, Seller shall have no liability for the failure to turn over any documents in the possession of Seller’s broker or its attorneys. Seller acknowledges Buyer may desire to discuss or otherwise inquire about plans, documents, agreements and other records of various governmental entities, districts and utilities regarding the

Property or otherwise impacting, restricting, or affecting its use or value (“Governmental Records”) with various governmental entities and utilities and the other Due Diligence Materials with third parties. In this regard, Buyer is permitted to contact all necessary third parties and discuss with such third parties the Governmental Records and other Due Diligence Materials; provided, however, Seller is first given a reasonable opportunity to be present at such contact or discussions at a time and location mutually agreed upon by all parties.

          5.7 Termination Upon Disapproval. This Agreement shall terminate (i) if Buyer notifies Seller in writing prior to the expiration of the Due Diligence Period that Buyer has decided not to proceed with the purchase of the Property for any reason or (ii) upon Buyer’s disapproval, prior to the expiration of the Due Diligence Period or such earlier date as is specified in this Agreement, of any of the matters described in Section 3.3 (subject to Seller’s right to remove or cure disapproved items, or to obtain a bond or title endorsement). Upon termination of this Agreement pursuant to this subsection: (a) each party shall promptly execute and deliver to Escrow Holder such documents as Escrow Holder may reasonably require to evidence such termination, (b) Escrow Holder shall return all documents to the respective parties who delivered such documents to Escrow, (c) Escrow Holder shall remit all funds deposited into Escrow together with any accrued interest on such funds to the party entitled thereto pursuant to Section 2.2, (d) the parties shall equally share Escrow Holder’s title and escrow cancellation fees, if any, (e) Buyer shall return to Seller all Due Diligence Materials in Buyer’s possession relating to the Property together with copies of any tests or studies prepared by or on behalf of Buyer with respect to the Property, and (f) the respective obligations of Buyer and Seller under this Agreement shall terminate; provided, however, notwithstanding the foregoing, Buyer’s indemnity obligations under Section 5.4 above, shall survive any such termination of the Agreement, and the termination of this Agreement shall not release any other indemnity obligation of Buyer or any other obligations which survive the termination of this Agreement.

     6. Escrow Matters.

          6.1 Closing Costs and Charges.

                6.1.1 Seller’s Costs. Seller shall pay (a) one-half (1/2) of Escrow Holder’s fees, (b) the premium for the CLTA portion of the Title Policy, (c) all expenses and charges incurred to discharge delinquent taxes, if any, which may be required in order for the Title Company to issue the Buyer’s Title Policy, (d) all documentary transfer taxes payable in connection with the transfer of the Property and all document recording charges related to the transfer of the Property, and (e) Seller’s share of prorations as determined in accordance with Section 6.5.

                6.1.2 Buyer’s Costs. Buyer shall pay (a) one-half (1/2) of the Escrow Holder’s fee, (b) all document recording charges relating to the loan, (c) all costs and premiums to obtain (i) any endorsements to the Title Policy requested by Buyer and/or (ii) ALTA extended coverage if requested by Buyer, (d) cost of any survey or survey update obtained by Buyer, (e) all costs of Buyer’s due diligence, and (f) Buyer“s share of prorations as determined in accordance with Section 6.5.

                6.1.3 Other Costs. All other costs, if any, shall be apportioned in the customary manner for real property transactions in San Diego County, California.

          6.2 Deposit of Documents and Funds by Seller. Not later than one (1) business day prior to the Closing Date, Seller shall deposit the following items into Escrow, each of which shall be duly executed and acknowledged by Seller where appropriate:

                6.2.1 A grant deed duly executed and acknowledged by the Seller substantially in the form of Exhibit “C” attached hereto and incorporated herein by this reference (the “Grant Deed”);

                6.2.2 Two (2) counterparts of an assignment and assumption, duly executed by Seller, assigning to Buyer, without warranty, all of Seller’s right, title, and interest in and to all Contracts approved by Buyer at Buyer’s sole discretion, all to the extent transferable by Seller, in the form of Exhibit “D” attached hereto and incorporated herein by this reference (“Assignment and Assumption”);

                6.2.3 An affidavit executed by Seller to the effect that Seller is not a “foreign person” within the meaning of Internal Revenue Code Section 1445 (“Certification”) and an executed California Real Estate Withholding Exemption (Form 597-W) (“Form 597”) and an IRS Form W-9;

                6.2.4 Two (2) counterparts of the Lease, duly executed by Seller; and

                6.2.5 Other documents pertaining to Seller’s authority to record the Grant Deed that may reasonably be required by Escrow Holder to close the Escrow in accordance with this Agreement.

     6.3 Deposit of Documents and Funds by Buyer. Not later than one (1) business day prior to the Closing Date, Buyer shall deposit the following items into Escrow:

                6.3.1 The Cash Balance;

                6.3.2 Two (2) counterparts of the Assignment and Assumption, duly executed by Buyer

                6.3.3 Two (2) counterparts of the Lease, duly executed by Buyer; and

                6.3.4 All other funds and documents as may reasonably be required by Escrow Holder to close the Escrow in accordance with this Agreement.

     6.4 Delivery of Documents and Funds at Closing. Provided that all conditions to closing set forth in this Agreement have been satisfied or, as to any condition not satisfied, waived by the party intended to be benefitted thereby, on the Closing Date, Escrow Holder shall conduct the closing by recording or distributing the following documents and funds in the following manner:

                6.4.1 Recorded Documents. Record the Grant Deed in the Official Records of the county in which the Property is located;

                6.4.2 Buyer’s Documents. Deliver to Buyer: (a) the original Title Policy, (b) an original fully-executed (in counterpart) Assignment and Assumption, (c) the original Certification and Form 597, and (d) an original fully-executed (in counterpart) Lease.

                6.4.3 Seller’s Documents; Purchase Price. Deliver to Seller: (a) the Purchase Price, (b) such other funds, if any, as may be due to Seller by reason of credits under this Agreement, less all items chargeable to Seller under this Agreement, (c) an original fully-executed (in counterpart) Assignment and Assumption, and (d) an original fully-executed (in counterpart) Lease.

                6.4.4 First Month’s Rent and Security Deposit. Deliver to Buyer from Seller’s net proceeds an amount equal to first month’s Rent and security deposit (Three Hundred Eighty Thousand Dollars [$380,000.00]) pursuant to the terms of the Lease.

     6.5 Prorations and Adjustments. Real property taxes and operating expenses, if any, affecting the Property shall be prorated as of midnight on the day preceding the Close of Escrow. For purposes of calculating prorations, Buyer shall be deemed to be in title to the Property, and therefore entitled to the income and responsible for the expenses, for the entire day upon which the Close of Escrow occurs.

                6.5.1 Taxes and Assessments. All non-delinquent real estate taxes and current installments of real estate assessments affecting the Property which are payable by Seller shall be prorated as of the Close of Escrow based on the actual current tax bill. All delinquent taxes and assessments, if any, affecting the Property which are payable by Seller shall be paid at the Close of Escrow from funds accruing to Seller. Any refunds of real estate taxes and assessments attributable to the period prior to the Close of Escrow shall be paid to Seller upon receipt, whether such receipt occurs before or after the Close of Escrow. Similarly if following the Close of Escrow any supplemental or escaped assessment is made or levied relating to the period prior to the Close of Escrow, Seller shall be responsible for the same. This provision will survive the Close of Escrow until such taxes and assessments are paid by Seller or are barred by applicable statutes of limitation.

                6.5.2 Operating Expenses. Fees, costs and charges under elevator, HVAC and other service contracts approved and assumed by Buyer herein. Seller shall pay all such expenses that accrue prior to the Close of Escrow and Buyer shall pay all such expenses accruing on the Close of Escrow and thereafter. To the extent possible, Seller and Buyer shall obtain billings and meter readings as of the Close of Escrow to aid in such prorations.

                6.5.3 Method of Proration. Buyer and Seller agree to prepare a schedule of tentative prorations and exchange such schedules not later than three (3) business days prior to the Closing Date with respect to the Property. Such prorations, if and to the extent known and agreed upon as of the Close of Escrow, shall be paid by Buyer to Seller (if the prorations result in a net credit to the Seller) or by Seller to Buyer (if the prorations result in a net credit to the Buyer) by increasing or reducing the cash to be paid by Buyer at the Close of Escrow. Any such prorations not determined or not agreed upon as of the Close of Escrow shall be paid by Buyer to Seller, or by Seller to Buyer, as the case may be, in cash as soon as practicable following the Close of Escrow. Buyer’s and Seller’s obligations with respect to prorations under this Agreement shall survive for a period of two (2) years after the Close of Escrow. A copy of the schedule of prorations as agreed upon by Buyer and Seller shall be delivered to Escrow Holder at least one (1) day prior to the Close of Escrow.

                6.5.4 Assessment Liens. If and to the extent there exists any improvement assessment liens, Mello Roos bond payments or other similar assessments which encumber the Property, the bond payments or assessment liens for the current payable period shall be prorated in accordance with Section 6.5. Seller shall have no obligation to pay off the remaining principal amount of any of such assessments or bonds, and the lien of such assessments shall continue to burden the Property after the Close of Escrow.

     7. Property “AS IS.”

          7.1 No Side Agreements or Representations. Except as expressly provided in this Agreement, no person acting on behalf of Seller is authorized to make, and by execution hereof, Buyer acknowledges that no person has made, any representation, agreement, statement, warranty, guarantee or promise regarding the Property or the transaction contemplated herein or the zoning, construction, physical condition or other status of the Property except as may be expressly set forth in this Agreement. No representation, warranty, agreement, statement, guarantee or promise, if any, made by any person acting on behalf of Seller which is not contained in this Agreement will be valid or binding on Seller.

          7.2 As Is Condition. Buyer acknowledges and agrees that Buyer is purchasing the Property in its existing condition, “AS-IS,” “WHERE IS,” “WITH ALL FAULTS” and that except for those representations and warranties expressly provided for herein, Seller has not made, does not make and specifically negates and disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to (i) value; (ii) the income to be derived from the Property; (iii) the suitability of the Property for any and all activities and uses which Buyer may conduct thereon, including, without limitation, the possibilities for future development of the Property; (iv) the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Property; (v) the manner, quality, state of repair or lack of repair of the Property; (vi) the nature, quality or condition of the Property, including, without limitation, the water, soil and geology; (vii) the compliance of or by the Property or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body; (viii) the manner or quality of the construction or materials, if any, incorporated into the Property; (ix) compliance with any environmental protection, pollution or land use laws, rules, regulation, orders or requirements, including, without limitation, Title III of the Americans With Disabilities Act of 1990, California Health & Safety Code, the Federal Water Pollution Control Act, the Federal Resource Conservation and Recovery Act, the U.S. Environmental Protection Agency Regulations at 40 C.F.R., Part 261, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, the Clean Water Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, and Regulations promulgated under any of the foregoing; (x) the presence or absence of hazardous materials at, on, under, or adjacent to the Property; (xi) the content, completeness or accuracy of the due diligence materials or preliminary report regarding title; (xii) the conformity of the improvements to any plans or specifications for the Property, including any plans and specifications that may have been or may be provided to Buyer; (xiii) the conformity of the Property to past, current or future applicable zoning or building requirements; (xiv) deficiency of any undershoring; (xv) deficiency of any drainage; (xvi) the fact that all or a portion of the Property may be located on or near an earthquake fault line or on or near a flood plain; (xvii) the existence of vested land use, zoning or building entitlements affecting the Property; or (xviii) with respect to any other matter. Buyer further acknowledges and agrees that having been given the opportunity to inspect the Property and review information and documentation affecting the Property, Buyer is relying solely on its own investigation of the Property and review of such information and documentation, and not on any information provided or to be provided by Seller. Buyer further acknowledges and agrees that any information made available to Buyer or provided or to be provided by or on behalf of Seller with respect to the Property was obtained from a variety of sources and that Seller has not made any independent investigation or verification of such information and makes no representations as to the accuracy or completeness of such information. Buyer agrees to fully and irrevocably release Seller from any and all claims that they may now have or hereafter acquire against Seller for any costs, loss, liability, damage, expense, demand, action or cause of action arising from such information or documentation. Seller is not liable or bound in any manner by any oral or written statements, representations or information pertaining to the Property, or the operation thereof, furnished by any real estate broker, agent, employee, servant or other person. Buyer further acknowledges and agrees that to the maximum extent permitted by law, the sale of the Property as provided for herein is made on an “as is” condition and basis with all faults, and that Seller has no obligations to make repairs, replacements or improvements except as may otherwise be expressly stated herein. Buyer represents, warrants, and covenants to Seller, which representation, warranty, and covenant shall survive the Close of Escrow and not be merged with the grant deed, that, except for Seller’s express representations and warranties specified in this Agreement, Buyer is relying solely upon Buyer’s own investigation of the Property.

          By initialing below, the Buyer acknowledges that (i) the provisions of this Section 7 have been required by Seller as a material inducement to enter into the contemplated transactions; (ii) this Section 7.2 has been read and fully understood, (iii) the Buyer has had the opportunity to ask questions of its counsel about its meaning and significance, and (iv) the Buyer has accepted and agreed to the terms set forth in this Section 7.2.

BUYER’S INITIALS /s/ [ILLEGIBLE]

          7.3 Seller’s Maintenance of the Property. Between the Effective Date and the Closing Date, Seller shall maintain the Property in substantially the same manner as prior hereto pursuant to Seller’s normal course of business, subject to reasonable wear and tear; provided, however, that Seller’s maintenance obligation under this Section shall not include any obligation to make capital expenditures or other expenditures not incurred in Seller’s normal course of business unless such damage or destruction was due to an insured casualty, in which case Seller shall make such repairs to the extent of available insurance proceeds.

          7.4 Release. In recognition of the opportunity afforded to Buyer pursuant to this Agreement to investigate any and all aspects of the Property as Buyer determines to be appropriate, Buyer agrees at the Close of Escrow to release and waive all claims against Seller associated with the Property as follows:

          7.4.1 Buyer and its successors and assigns each hereby forever release, discharge and acquit the Seller Parties of and from any and all claims, demands, obligations, liabilities, indebtedness, breaches of contract, breaches of duty or any relationship, acts, omissions, misfeasance, malfeasance, cause or causes of action, debts, sums of money, accounts, compensations, contracts, controversies, promises, damages, costs, losses and expenses, of every type, kind, nature, description or character, relating to or arising from the Property, including, without limitation, any matters which arise out or relate to the presence at, under, on or near the Property of any Hazardous Materials or any hazardous, toxic or radioactive wastes, substances, or materials, and irrespective of how, why or by reason of what facts, whether heretofore, now existing or hereafter arising, or which could, might or may be claimed to exist, of whatever kind or name, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, including, without limitation, any rights of Buyer or its successors or assigns under the State or Federal Comprehensive Environmental Response, Compensation and Liability Act, as amended from time to time, and similar laws, each as though fully set forth herein at length, which in any way arise out of, are connected with or relate to the Property. Notwithstanding anything to the contrary contained herein, nothing contained herein shall be deemed or construed to be a release, discharge or acquittance of the Seller from any of its obligations under the Purchase Agreement or any of the documents executed pursuant to the terms thereof.

          7.4.2 Buyer hereby agrees, represents and warrants that it realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses, which are presently unknown, unanticipated and unsuspected, and it further agrees, represents and warrants that this Agreement has been negotiated and agreed upon in light of that realization and that it nevertheless hereby intends to release, discharge and acquit the Seller Parties from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are in any way related to the Property except as expressly provided to the contrary in this Agreement. In furtherance of this intention, Buyer expressly waives any and all rights conferred upon it by the provisions of California Civil Code Section 1542, and expressly consents that this Agreement shall be given full force and effect according to each of its express provisions. California Civil Code Section 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH
CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS
FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF
KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS
SETTLEMENT WITH THE DEBTOR .”

     8. Damage or Destruction; Condemnation.

          8.1 Uniform Act. This Agreement shall be governed by the Uniform Vendor and Purchaser Risk Act as set forth in the California Civil Code (“Act”) as supplemented by this Section 8 and its subsections. For purposes of the Act, (a) a taking by eminent domain of a portion of the Property shall be deemed to affect a “material part” of the Property if the estimated value of the portion of the Property taken exceeds two and one-half percent (2 1/2%) of the Purchase Price, and (b) the destruction of a “material part” of the Property shall be deemed to mean an insured or uninsured casualty to the Property following Buyer’s inspection of the Property and prior to the Close of Escrow having an estimated cost of repair which equals or exceeds two and one-half percent (2 1/2%) of the Purchase Price.

          8.2 Definitions. The phrase “estimated value” shall mean an estimate obtained from an M.A.I. appraiser, who has at least five (5) years experience evaluating property located in the County where the Property is located, similar in nature and function to that of the Property, selected by Seller and approved by Buyer, and the phrase “estimated cost of repair” shall mean an estimate obtained from an independent contractor selected by Seller and approved by Buyer. Buyer shall not unreasonably withhold, condition or delay Buyer’s approval under this Section.

          8.3 Notice; Credit to Buyer. Buyer shall have the right to terminate this Agreement if all or a material part of the Property is destroyed without fault of Buyer or a material part of the Property is taken by eminent domain during the escrow period. Buyer shall give written notice of Buyer’s election to terminate this Agreement under the Act within five (5) business days after Buyer is given notice by Seller of any damage to or condemnation of the Property which entitles Buyer to terminate this Agreement. If Buyer does not give such notice, then this Agreement shall remain in full force and effect and there shall be no reduction in the Purchase Price, but whether or not the loss or damage is of a material part Seller shall, at Close of Escrow, assign to Buyer (a) any insurance proceeds payable with respect to such damage; or (b) the entire award payable with respect to such condemnation proceeding, whichever is applicable.

     9. Representations and Warranties.

          9.1 By Seller. Seller represents and warrants to Buyer that as of the date of this Agreement and as of the Closing Date:

                9.1.1 Seller has the full power and authority to execute, deliver and perform its obligations under this Agreement.

                9.1.2 To Seller’s actual knowledge, there is no pending or threatened litigation, proceedings, or special assessments, investigations, or condemnation or eminent domain proceedings including, without limitation, any voluntary or involuntary bankruptcy proceedings affecting Seller or the Property which would affect Buyer’s ownership of the Property in any way, and Seller does not know or have reasonable grounds to know of any basis for any such litigation, proceeding or investigation. Seller shall notify Buyer of the service of any lawsuit or notice of action or proceeding within three (3) business days of Seller’s receipt thereof.

                9.1.3 To Seller’s actual knowledge the Property is free of “Hazardous Materials” and is otherwise in compliance with all applicable “Environmental Requirements” (as hereinafter defined). Except as disclosed to Buyer in writing, Seller has received no written notice of any Hazardous Materials affecting the Property. This warranty does not apply to Hazardous Materials which are legally stored or used on the Property or incorporated in normal building materials in accordance with applicable environmental requirements at either the time of installation or as of Closing. The term “Hazardous Materials” shall mean any waste, industrial by-product, chemical or hazardous substance of any nature, including without limitation, hydrocarbons, radioactive materials, phenylchlorobenzenes (PCBs), friable asbestos, pesticides, herbicides, pesticides or herbicide containers, untreated sewage, industrial process sludge, petroleum or petroleum by-products (including but not limited to crude oil or any fraction thereof, natural gas, natural gas liquids, liquified natural gas or synthetic gas usable for fuel or any mixture thereof), polychlorinated biphenals, urea formaldehyde, radon gas, medical waste, or other regulated materials that may cause cancer of reproductive toxicity, or any “hazardous substance,” “hazardous material,” “hazardous waste,” or “toxic substance,” as such term are defined in the Environmental Requirements. The term “Environmental Requirements” shall mean any applicable environmental requirement of federal, state or local law, statute, ordinance or regulation, or applicable court or administrative order or decree, or applicable private agreement, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ‘9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ‘6901, et seq., the Clean Water Act, 33 U.S.C. 1251, et seq., the

Clean Air Act, 42 U.S.C. ‘7401, et seq., the Occupational Safety and Health Act, 29 U.S.C. ‘651, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. ‘1801, et seq., the Federal Water Pollution Control Act, 33 U.S.C. ‘1321, et seq., the Toxic Substances Control Act, 15 U.S.C. ‘2601, et seq., The Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. ‘136, et seq.), and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. ‘11001, et seq.), the Hazardous Substance Account Act, California Health and Safety Code Section 25300, et seq., the Hazardous Waste Control Law, California Health and Safety Code Section 25100, et seq., the Medical Waste Management Act, California Health and Safety Code Section 25015, et seq. and the Porter-Cologne Water Quality Control Act, California Water Code Section 13000, et seq.

                9.1.4 To the best of Seller’s actual knowledge, neither the execution nor the delivery of this Agreement by Seller nor the performance by Seller of any of its obligations hereunder will, (i) result in breach or violation of any Contract, or (ii) constitute a default under any Contract; furthermore to the best of Seller’s actual knowledge; neither Seller nor any other party to any Contract is currently in default under any Contract affecting the Property.

                9.1.5 There are no tenancies, subtenancies, or licenses to use any portion(s) of the Property, nor will there by any tenancies, subtenancies, or licenses of all or any portions of the Property at Close of Escrow except as may be approved in writing by Buyer prior to Seller entering into same. Furthermore, Seller shall expeditiously forward copies of any correspondence and/or notices received by Seller from any governmental agencies or third parties relating to Seller’s use, occupancy, or ownership of the Property.

          As used in this Agreement, “actual knowledge” means the real awareness of Seller’s current senior management (all current officers of the Seller) and does not include imputed or constructive knowledge and does not require Seller to make any independent investigation or inquiry. None of such current senior management shall have any personal liability to Buyer or its successors or assigns for any breach of any representation or warranty in this Agreement.

          9.2 By Buyer. Buyer represents and warrants to Seller that as of the date of this Agreement and as of the Closing Date:

                9.2.1 Buyer has the full power and authority to execute, deliver and perform Buyer’s obligations under this Agreement.

                9.2.2 Buyer represents and warrants, which representations and warranties shall survive the Close of Escrow and not be merged with the Grant Deed, that, as specified in Section 5 hereof, Buyer has, or shall have inspected and conducted tests and studies of the Property, and that Buyer is or will be prior to the Close of Escrow familiar with the general condition of the Property. Buyer understands and acknowledges that the Property may be subject to earthquake, fire, floods, erosion, high water table, dangerous underground soil conditions, hazardous materials and similar occurrences that may alter its condition or affect its suitability for any proposed use. Seller shall have no responsibility or liability with respect to any such occurrence or condition. Buyer represents and warrants that Buyer is acting, and will act only, upon information obtained by Buyer directly from Buyer’s own inspection of the Property. Notwithstanding anything to the contrary contained in this Agreement, the suitability or lack of suitability of the Property for any proposed or intended use, or availability or lack of availability of (a) permits or approvals of governmental or regulatory authorities, or (b) easements, licenses or other rights with respect to any such proposed or intended use of the Property, shall not affect the rights or obligations of the Buyer hereunder.

     10. Default.

          10.10 LIQUIDATED DAMAGES; DEPOSIT. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IF BUYER HAS NOT TERMINATED THIS AGREEMENT PRIOR TO THE EXPIRATION OF THE DUE DILIGENCE PERIOD AND IF THE SALE OF THE PROPERTY TO BUYER IS NOT CONSUMMATED FOR ANY REASON OTHER THAN SELLER’S DEFAULT UNDER THIS AGREEMENT, THE FAILURE OF A CONDITION TO THE CLOSE OF ESCROW BENEFITTING BUYER SET FORTH IN SECTION 3.3 OF THIS AGREEMENT, OR TERMINATION OF THE AGREEMENT PURSUANT TO SECTION 8 OF THIS AGREEMENT, SELLER SHALL BE ENTITLED TO RETAIN THE DEPOSIT AS SELLER’S LIQUIDATED DAMAGES AND SOLE AND EXCLUSIVE REMEDY. THE PARTIES AGREE THAT IT WOULD BE EXTREMELY IMPRACTICABLE AND DIFFICULT TO ASCERTAIN THE ACTUAL DAMAGES SUFFERED BY SELLER AS A RESULT OF BUYER’S FAILURE TO COMPLETE THE PURCHASE OF THE PROPERTY PURSUANT TO THIS AGREEMENT, AND THAT UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT, THE LIQUIDATED DAMAGES PROVIDED FOR IN THIS SECTION REPRESENTS A REASONABLE ESTIMATE OF THE DAMAGES WHICH SELLER WILL INCUR AS A RESULT OF SUCH FAILURE, PROVIDED, HOWEVER, THAT THIS PROVISION SHALL NOT LIMIT SELLER’S RIGHTS TO RECEIVE REIMBURSEMENT FOR REASONABLE ATTORNEYS’ FEES, NOR WAIVE OR AFFECT SELLER’S RIGHTS AND BUYER’S INDEMNITY OBLIGATIONS UNDER OTHER SECTIONS OF THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTION 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676, AND 1677 THE PARTIES HAVE SET FORTH THEIR INITIALS BELOW TO INDICATE THEIR AGREEMENT WITH THE LIQUIDATED DAMAGES PROVISION CONTAINED IN THIS SECTION.

SELLER’S INITIALS   /s/ DW       BUYER’S INITIALS   /s/ [ILLEGIBLE]

          10.2 No Contesting Liquidated Damages. As material consideration to each party’s agreement to the liquidated damages provisions stated above, each party hereby agrees to waive any and all rights whatsoever to contest the validity of the liquidated damage provisions for any reason whatsoever, including, but not limited to, that such provision was unreasonable under circumstances existing at the time this Agreement was made.

          10.3 Buyer’s Remedies for Seller’s Default. If, at the Close of Escrow, (i) Seller is in default of any of its obligations hereunder, or (ii) any of Seller’s material representations or warranties are untrue in any material respect, or (iii) the Close of Escrow otherwise fails to occur by reason of Seller’s failure or refusal to perform its obligations hereunder in a prompt and timely manner, Buyer shall have the right, to elect, as its sole and exclusive remedy, to (a) terminate this Agreement by written notice to Seller, promptly after which the Deposit shall be returned to Buyer or (b) seek specific performance of this Agreement.

     11. Waiver of Trial by Jury.

          Seller and Buyer, to the extent they may legally do so, hereby expressly waive any right to trial by jury of any claim, demand, action, cause of action, or proceeding arising under or with respect to this Agreement, or in any way connected with, or related to, or incidental to, the dealings of the parties hereto with respect to this Agreement or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and irrespective of whether sounding in contract, tort, or otherwise. To the extent they may legally do so, Seller and Buyer hereby agree that any such claim, demand, action, cause of action, or proceeding shall be decided by a court trial without a jury and that any party hereto may file an original counterpart or a copy of this Section with any court as written evidence of the consent of the other party or parties hereto to waiver of its or their right to trial by jury.

     12. Attorneys’ Fees.

          If either party hereto brings an action or proceeding (including any cross-complaint, counterclaim or third-party claim) against the other party by reason of a default by the other party or otherwise arising out of this Agreement, the non-prevailing party shall pay to the prevailing party in such action or proceeding all of the prevailing party“s costs and expenses of suit, including reasonable attorney“s fees, which shall be payable whether or not such action is prosecuted to a judgment.

     13. Notices.

          All notices, demands, approvals, and other communications provided for in this Agreement shall be in writing and shall be personally delivered, delivered by reputable overnight courier, sent by certified mail, postage prepaid, return receipt requested or sent by facsimile transmission and shall be effective upon the earlier of the following to occur: (a) if personally delivered or delivered by overnight courier, when delivered to the recipient, (b) if mailed, three (3) business days after deposit in a sealed envelope in the United States mail, postage prepaid by registered or certified mail, return receipt requested, addressed to the recipient as set forth below or (c) upon telephonic confirmation if sent by facsimile transmission. All notices to Seller shall be sent to Seller’s Address. All notices to Buyer shall be sent to Buyer’s Address. All notices to Escrow Holder shall be sent to Escrow Holder’s Address. The foregoing addresses may be changed by written notice given in accordance with this Section. If the date on which any notice to be given hereunder falls on a Saturday, Sunday or legal holiday, then such date shall automatically be extended to the next business day immediately following such Saturday, Sunday or legal holiday. Notices shall be directed to the parties at their respective addresses shown below:

If to Buyer:	National University 11255 North Torrey Pines Road La Jolla, California 92037-1011 Attention: Kevin Casey, Vice President Telephone: (858) 642-8110 Facsimile: (858) 642-8711

With a Copy to:	Stephenson Worley Garratt Schwartz Garfield & Prairie, LLP 401 B Street, #2400 San Diego, California 92101-4200 Attention: Michael W. Prairie, Esq. Telephone: (619) 696-3500 Facsimile: (619) 696-3555

Mr. John P. Bucher John Bucher Real Estate Company 1010 Second Avenue, #1830 San Diego, California 92101 Telephone: (619) 235-9940 Facsimile: (619) 235-0701

If to Seller:	Jenny Craig Operations, Inc. Attention: Paul A. Maas, Esq. 11355 North Torrey Pines Road P. O. Box 387910 La Jolla, California 92038-7910 Telephone: (858) 812-2242 Facsimile: (858) 812-2799

With a Copy to:	Kolodny & Pressman, A.P.C.
A Professional Corporation
11975 El Camino Real, Suite 201
San Diego, California 92130-2542
Attention: Jed L. Weinberg, Esq.
Telephone: (858) 453-0309
Facsimile: (858) 453-9347

Mr. John Casey John Burnham & Company 610 West Ash Street, #1900 San Diego, California 92101 Telephone: (619) 236-1557 Facsimile: (619) 238-4118

If to Escrow Holder:	First American Title Insurance Company 411 Ivy Street San Diego, California 92101 Attention: ____________ Telephone: (619) 238-1776 Facsimile: (619) ___ - ____

     14. Amendment; Complete Agreement.

          All amendments, modifications and supplements to this Agreement must be in writing and executed by Buyer and Seller. This Agreement contains the entire agreement and understanding between Buyer and Seller concerning the subject matter of this Agreement and supersedes all prior agreements, terms, understandings, conditions, representations and warranties, whether written or oral, made by Buyer or Seller concerning the Property or the other matters which are the subject of this Agreement. This Agreement has been drafted through a joint effort of the parties and their counsel and, therefore, shall not be construed in favor of or against either of the parties.

     15. Governing Law; Venue.

          This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, without regard to principles of conflicts of law. Any action brought by either Seller or Buyer shall be brought in a court of competent jurisdiction located in San Diego County, California.

     16. Severability.

          If any provision of this Agreement or application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement

(including the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable) shall not be affected thereby, and each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

     17. Counterparts and Headings.

          This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. The headings to sections of this Agreement are for convenient reference only and shall not be used in interpreting this Agreement.

     18. Time of the Essence; Days.

          Time is of the essence of this Agreement. Unless specified to the contrary, references in this Agreement to “days” shall mean calendar days. In the event an action is required to be taken or obligation to be performed on a day which is not a business day, the action shall be required to be taken or obligation required to be performed on the next business day. For purposes hereof, business day means a day other than Saturday, Sunday, or a day when banks are closed in California.

     19. Waiver.

          No waiver by Buyer or Seller of any of the terms or conditions of this Agreement or any of their respective rights under this Agreement shall be effective unless such waiver is in writing and signed by the party charged with the waiver.

     20. Third Parties.

          This Agreement is entered into for the sole benefit of Buyer and Seller and their respective permitted successors and assigns. No party other than Buyer and Seller and such permitted successors and assigns shall have any right of action under or rights or remedies by reason of this Agreement.

     21. Additional Documents.

          Each party agrees to perform any further acts and to execute and deliver such further documents which may be reasonably necessary to carry out the terms of this Agreement.

     22. Independent Counsel.

          Buyer and Seller each acknowledge that: (i) they have had the opportunity to be represented by independent counsel in connection with this Agreement, and (ii) this Agreement is the result of negotiations between the parties hereto and the advice and assistance of their respective counsel. The fact that this Agreement was prepared by Seller“s counsel as a matter of convenience shall have no import or significance. Any uncertainty or ambiguity in this Agreement shall not be construed against Seller because Seller’s counsel prepared this Agreement in its final form.

     23. Commissions.

          Buyer and Seller each represent and warrant to the other that there are no commissions, finder’s fees or brokerage fees arising out of the transactions contemplated by this Agreement other than a commission equal to three percent (3%) of the Purchase Price payable by Seller upon Close of Escrow to Brokers (one and one-half percent [1 1/2%] to each Broker). To the fullest extent permitted by law and in addition to all other indemnities provided for at law or in equity or in the documentation for the transactions described in this Agreement, Buyer shall indemnify and hold the Seller Parties harmless from and against any and all liabilities, claims, demands, damages, costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs, in connection with claims for any such commissions, finders’ fees or brokerage fees arising out of Buyer’s conduct or the inaccuracy of the foregoing representation and/or warranty of Buyer. To the fullest extent permitted by law and in addition to all other indemnities provided for at law or in equity or in the documentation for the transactions described in this Agreement, Seller shall indemnify, defend and hold Buyer and Buyer’s officers, directors, shareholders, trustees, employees, agents, representatives, contractors, and invitees of all of the foregoing, and the heirs, executors, successors and assigns of all of the foregoing (collectively, “Buyer Parties”) harmless from and against any and all liabilities, claims, demands, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs in connection with claims for any such commissions, finders’ fees or brokerage fees arising out of Seller’s conduct or the inaccuracy of the foregoing representation and/or warranty of Seller. The indemnities contained in this Section 23 shall survive the Close of Escrow and shall not be merged with the Grant Deed.

     24. Government Approvals.

          Nothing contained in this Agreement shall be construed as authorizing Buyer to apply for a zone change, variance, subdivision maps, lot line adjustment or other discretionary governmental act, approval or permit with respect to the Property prior to the Close of Escrow, and Buyer agrees not to do so without Seller’s prior written approval, which approval may be withheld in Seller’s sole and absolute discretion. Correspondingly Seller will not apply for any zone change, variance, subdivision maps, lot line adjustment or other discretionary governmental act, approval or permit with respect to the Property prior to the Close of Escrow without the prior written consent of Buyer which consent may be withheld in Buyer’s sole and absolute discretion. Buyer agrees not to submit any reports, studies or other documents, including, without limitation, plans and specifications, impact statements for water, sewage, drainage or traffic, environmental review forms, or energy conservation checklists to any governmental agency, or any amendment or modification to any such instruments or documents prior to the Close of Escrow unless required to do so by law or first approved by Seller, which approval Seller may withhold in Seller’s sole discretion. Buyer’s obligation to purchase the Property shall not be subject to or conditioned upon Buyer’s obtaining any variances, zoning amendments, subdivision maps, lot line adjustment, or other discretionary governmental act, approval or permit.

     25. Assignment.

          Buyer shall not assign this Agreement without Seller’s prior written consent, which consent shall not be unreasonably withheld; provided, however, that Buyer may assign this Agreement to an entity controlled by Buyer without Seller’s prior consent, provided that (i) the assignment occurs concurrently with the Close of Escrow, and (ii) the assignee expressly assumes, in writing, all of Buyer’s obligations hereunder. Upon assignment by Buyer, the original Buyer shall remain liable for all obligations of Buyer under this Agreement. Any purported assignment in violation of the terms of this Agreement shall be void.

     26. Successors and Assigns.

          Subject to Section 25 above, this Agreement shall be binding upon and inure to the benefits of the heirs, successors and assigns of the parties hereto.

     27. Exhibits.

          Each reference to a Section, subsection or exhibit in this Agreement shall mean the sections or subsections of this Agreement and the exhibits attached to this Agreement, unless the context requires otherwise. Each such exhibit is incorporated herein by this reference.

     28. No Reservation of Property.

          The preparation and/or delivery of unsigned drafts of this Agreement shall not create any legally binding rights in the Property and/or obligations of the parties, and Buyer and Seller acknowledge that this Agreement shall be of no effect until it is duly executed by both Buyer and Seller.

     29. Survival.

          The representations, warranties or indemnities set forth herein shall survive the Close of Escrow.

     30. Confidentiality.

          Neither Seller nor Buyer shall disclose the contents of any proprietary or confidential material or reports furnished by the other (including any material related to internal affairs or composition) or, unless authorized by the other, the terms of the purchase of the Property except to its attorneys, accountants, consultants, agents and prospective lenders as necessary in connection with the consummation of this transaction.

     31. Publicity.

          Neither Seller nor Buyer shall make any public announcement or press release with respect to the execution of this Agreement, or the termination of this Agreement, if such termination occurs without the prior written consent of the other. Neither Buyer nor Seller shall make any public announcement or press release with respect to the occurrence of Close of Escrow without first giving the other party hereto prior written notice thereof and providing such other party a reasonable opportunity to approve the contents of such public announcement or press release; provided, however, with respect to the first public statement regarding the Close of Escrow, Seller and Buyer shall make a joint statement prior to the Close of Escrow with the content of such statement to be mutually agreed to by Seller and Buyer. Buyer acknowledges that Seller does not desire to reflect the documentary transfer tax on the grant deed or publicly announce the Purchase Price. Buyer agrees to undertake reasonable efforts to prevent any of its officers, directors, agents, brokers, or employees from disclosing the Purchase Price or documentary transfer tax.

     32. Exchange.

          At the option of either party, such party may elect to consummate the transaction hereunder in whole or in part as a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended. If either party (the “Exchanging Party”) so elects, the other party (the “Cooperating Party”) shall cooperate with the Exchanging Party, executing such documents and taking such action as may be reasonably necessary in order to effectuate this transaction as a like-kind exchange; provided, however, that (i) the Cooperating Party’s cooperation hereunder shall be without cost, expense or liability to the Cooperating Party, and the Cooperating Party shall have no obligation to take title to any real property; (ii) the Exchanging Party shall assume all risks in connection with the designation, selection and setting of terms of the purchase or sale of any exchange property; (iii) any documents to effectuate such exchange transaction are consistent with the terms and conditions contained in this Agreement; (iv) the Exchanging Party shall indemnify, defend and hold the Cooperating Party harmless from any and all claims, demands, penalties, loss, causes of action, suits, risks, liability, costs or expenses of any kind or nature (including, without limitation, reasonable attorneys’ fees) which the Cooperating Party may incur or sustain, directly or indirectly, related to or in connection with, or arising out of, the consummation of this transaction as a like-kind exchange as contemplated hereunder; and (v) the exchange shall not delay the Closing Date or affect any of the rights of any of the parties to this Agreement.

     IN WITNESS WHEREOF, Buyer and Seller do hereby execute this Agreement as of the date first written above.

SELLER:	JENNY CRAIG OPERATIONS, INC., a California corporation

	By:	/s/ DUANE WEINGER

Duayne Weinger , its C.A.O.

By:	/s/ JAMES S. KELLY

James S. Kelly , its CFO

BUYER:	NATIONAL UNIVERSITY, a California non-profit, public benefit corporation

	By:	/s/ [ILLEGIBLE]

, its President

By:	/s/ PATRICIA POTTER

Patricia Potter , its Secretary

Acceptance by Escrow Holder

     Escrow Holder acknowledges receipt of the foregoing Agreement and accepts the instructions contained therein.

Dated: June 13, 2001	FIRST AMERICAN TITLE INSURANCE COMPANY

	By:	/s/ LYNN GRAHAM

Escrow Officer

	Name:	Lynn Graham

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